EXHIBIT 23H(5) ADMINISTRATIVE SERVICES AGREEMENT

                                     FORM OF
                        ADMINISTRATIVE SERVICES AGREEMENT
                        ---------------------------------


     Administrative Services Agreement (the "Agreement") dated September 28, 2001, by and between Dominion Funds, Inc.(the "Fund"), a diversified, open-end management investment company, duly organized as a corporation in accordance with the laws of the State of Maryland, and COMMONWEALTH SHAREHOLDER SERVICES, INC. ("CSS"), a corporation duly organized as a corporation in accordance with the laws of the Commonwealth of Virginia.

                                WITNESSETH THAT:

     WHEREAS, the Fund desires to appoint CSS as its Administrative Services Agent, for and on behalf of the Fund and any additional series of the Fund as may from time to time be created and designated by the Fund and which becomes subject to this Agreement by the mutual consent of the parties hereto, to perform certain record keeping and shareholder servicing functions required of a duly registered investment company to comply with certain provisions of federal, state and local law, rules and regulations, and, as is required, to assist the Fund in preparing and filing certain financial reports, and further to perform certain daily functions in connection with on-going operations of the Fund and the Series, and provide ministerial services to implement the investment decisions of the Fund and the investment advisers of the Series.

     WHEREAS, CSS is willing to perform such functions upon the terms and conditions herein set forth;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

     SECTION 1. CSS hereby undertakes to assist the Fund with certain administrative services that will be required in the conduct of the Fund's business. The services to be provided by CSS are reflected in Schedule B to this Agreement.

     SECTION 2. CSS shall examine and review all records and documents of the Series pertaining to its duties under this Agreement in order to determine and/or recommend how such records and documents shall be maintained.

     SECTION 3.

     (a) CSS shall, as necessary for such purposes, advise the Fund and its agents

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of the information, which is deemed to be "necessary" for the performance of its duties under this Agreement.

     (b) Information deemed necessary may include, but is not limited to: (i) resolutions of the Board authorizing the appointment of CSS to provide the above stated services to the Fund and approving this Agreement; (ii) the Fund's Articles of Incorporation, Articles of Amendment and Articles Supplementary;
(iii) the Fund's By-Laws; (iv) the Fund's registration statement including exhibits, as amended, on Form N-1A under the Securities Act of 1933 (the "1933 Act"), as filed with the SEC; (v) copies of each of the Investment Advisory Agreements between the Fund and the Adviser; (vi) opinions of counsel and auditors reports; (vii) the Fund's prospectus(es) and statement(s) of additional information relating to the Series, portfolios and classes, as applicable, and all amendments and supplements thereto; (viii) the state blue sky files pertaining to each series; and (ix) such other material agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

     (c) Upon receipt of necessary information and Written or Oral Instructions from the Fund, CSS shall create, maintain and keep current such administrative records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as amended from time to time.

     Unless the information necessary to perform the above functions is furnished in writing to CSS by the Fund or its agents (such as Custodians, Transfer Agents, etc.), CSS shall incur no liability and the Fund shall indemnify and hold harmless CSS from and against any liability arising from any discrepancy in the information received by CSS and used in the performance by CSS of its duties.

     It shall be the responsibility of the Fund to furnish CSS with the net asset value per share, declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities.

     SECTION 4. CSS shall provide such additional administrative non-advisory management services as CSS and the Fund may from time to time agree in writing.

     SECTION 5. CSS shall provide assistance to the Fund in the servicing of shareholder accounts, which may include telephone and written conversations, assistance in redemptions, exchanges, transfers and opening accounts as may be required from time to time. CSS shall, in addition, provide such additional administrative non-advisory management services as CSS and the Fund may from time to time agree.

     SECTION 6. The accounts and records maintained by CSS shall be the property of the Fund, and shall be made available to the Fund, within a reasonable period of time, upon demand. CSS shall assist the Fund's independent auditors, or any other person authorized by the Fund or, upon demand, any regulatory body as authorized by law or

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regulation, in any requested review of the Fund's accounts and records but shall be reimbursed for all reasonable and documented expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Fund of any necessary information, CSS shall assist the Fund in organizing necessary data for the Fund's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and CSS shall agree upon from time to time.

     SECTION 7. CSS and the Fund may from time to time adopt procedures relating to matters covered by this Agreement, and, absent knowledge to the contrary, CSS may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of Fund's Prospectuses, Articles of Incorporation, By-Laws, registration statements, orders, or any rule or regulation of any regulatory body or governmental agency. The Fund (acting through its officers or other agents) shall be responsible for notifying CSS of any changes in regulations or rules, which might necessitate changes in the Fund's procedures.

     SECTION 8. CSS may rely upon the advice of the Fund and upon statements of the Fund's lawyers, accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and CSS shall not be liable for any actions taken in good faith upon such statements.

     SECTION 9. CSS shall not be liable for any actions taken in good faith reliance upon any authorized Oral Instructions, any Written Instructions, and certified copy of any resolution of the Board of Directors of the Fund or any other document reasonably believed by CSS to be genuine and to have been executed or signed by the proper person or persons.

     CSS shall not be held to have notice of any change of authority of any officer, employee or agent of the Fund until receipt of notification thereof by the Fund.

     The Fund shall indemnify and hold CSS harmless from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of any information provided to CSS by the Fund, or the failure of the Fund to provide any information needed by CSS knowledgeably to perform its functions hereunder. Also, the Fund shall indemnify and hold harmless CSS from all claims and liabilities (including reasonable documented expenses for legal counsel) incurred by or assessed against CSS in connection with the performance of this Agreement, except such as may arise from CSS's own negligent action, omission or willful misconduct; provided, however, that before confessing any claim against it, CSS shall give the Fund reasonable opportunity to defend against such claim in the name of the Fund or CSS or both.

     SECTION 10. The Fund agrees to pay CSS compensation for its services and to reimburse it for expenses, as set forth in the Schedule attached hereto, or as shall be set

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forth in amendments  to such schedule  approved by the Fund's Board of Directors and CSS.

     SECTION 11. Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require CSS, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which CSS is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Fund and CSS are open. CSS will be open for business on days when the Fund is open for business and/or as otherwise set forth in the Fund's Prospectus(es) and Statement(s) of Additional Information.

     SECTION 12. Either the Fund or CSS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which time shall be not less than 60 days from the giving of such notice. Such termination shall be without penalty.

     SECTION 13. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, except that Oral Instructions may be given if authorized by the Board of the Fund and preceded by a certificate from the Fund's secretary so attesting.

     Notices to the Fund shall be directed to:

                  Paul Dietrich
                  Foundation Management, Inc.
                  1141 Custis Street
                  Alexandria, VA 22308

                  703-768 9780 main
                  703-768 9779 fax
                  dietrich@etoncourt.com

     Notices to CSS shall be directed to:

                  1500 Forest Avenue
                  Suite 223
                  Richmond, Virginia 23229

     SECTION 14. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     SECTION 15. This Agreement shall extend to and shall be binding upon the parties

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hereto and their respective successors and assigns; provided, however, that this
Agreement shall not be assignable by the Fund without the written consent of CSS, or by CSS without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.

     SECTION 16. For purposes of this Agreement, the terms Oral Instructions and Written Instructions shall mean:

     Oral Instructions: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to CSS in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons believed in good faith by CSS to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give Oral Instructions on behalf of the Fund.

     Written Instructions: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to CSS in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by CSS to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.

     The Fund shall file with CSS a certified copy of each resolution of its Board of Directors authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

     SECTION 17. This Agreement shall be governed by the laws of the State of Maryland.

     SECTION 18. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the charge, discharge or termination is sought.

     SECTION 19. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     SECTION 20. CSS agrees that, except as otherwise required by law or in connection with any required disclosure to a regulatory authority or for purposes of performing its obligations under this Agreement, and after notice to and agreement of the Fund, CSS will keep confidential all records and information in its possession relating to the Fund or its shareholders and will not disclose any confidential information except at the request or with the written consent of the Fund.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be signed by their duly authorized officers as of the day and year first above written.



                                        Dominion Fund, Inc

                                        By:__________________
                                        Name:  Paul Dietrich
                                        Title: Director


                                        COMMONWEALTH SHAREHOLDER SERVICES, INC.

                                        By:__________________
                                        Name: John Pasco, III
                                        Title: President

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                                  SCHEDULE A TO

                        ADMINISTRATIVE SERVICES AGREEMENT

                                 BY AND BETWEEN

                             DOMINION FUND, INC. AND

                     COMMONWEALTH SHAREHOLDER SERVICES, INC.


     Pursuant to Section 9 of the Administrative Services Agreement, dated September 28, 2001, by and between Dominion Fund, Inc. (the "Fund"), and Commonwealth Shareholder Services, Inc. ("CSS"), on behalf of the Fund and any additional series of the Fund as may from time to time be created and designated by the Fund and which becomes subject to this Agreement by the mutual consent of the parties, each series shall pay CSS a fee calculated and paid monthly as follows:


A. For all other administration, CSS shall be paid a fee at the rate of 0.20% per annum of the average daily net assets on the first $50 million (with a minimum fee of $12,000 per annum the first two years and $30,000 per year thereafter, 0.15% per annum of the average daily net assets from $50 million to $100 million, and 0.1% on the average daily net assets over $100 million.

B. For the creation of a Separate Share Class to the Fund, CSS shall be paid a fee at the rate of 0.02% per annum of the average daily net assets (with a minimum fee of $3,000 per annum). CSS agrees to accrue the difference between the 0.02% fee paid and the $3,000 per annum minimum payment, until the Separate Share Class 0.02% fee exceeds $3,000 per annum. Once the Separate Share Class' 0.02% fee exceeds the $3,000 per annum minimum payment, the accrued difference between the 0.02% fee paid and the $3,000 per annum minimum payment, will be billed to the Fund and payable in 12 monthly payments.

C. In addition to the foregoing, the Fund shall reimburse CSS, from the assets of the Series, for the Series' proportionate share of general expenses incurred for the Fund and for all expenses incurred by the Series individually. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of counsel or accountants in connection with its services to the Fund; postage; long distance telephone; special forms required by the Fund; any travel which may be required in the performance of its duties to the Fund; and any other extraordinary expenses it may incur in connection with its services to the Fund.

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                               PROPOSED SCHEDULE B
                      TO ADMINISTRATIVE SERVICES AGREEEMENT
                                 BY AND BETWEEN
            DOMINION FUND, INC. AND COMMONWELATH SHAREHOLDER SERVICES

Pursuant to Section 1 of the Administrative Services Agreement, dated, September 28, 2001, by and between Dominion Fund, Inc. (the "Fund") and Commonwealth Shareholder Services, Inc. ("CSS"), the following outlines CSS's proposed duties and responsibilities to be covered under the Agreement:

     1. Subject to the direction and control of the Board, CSS shall manage all aspects of the Fund's operations with respect to the Fund except those that are the responsibility of any other service provider hired by the Fund, all in such manner and to such extent as may be authorized by the Board.

     2. Oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Fund, including:

          (a) The preparation and maintenance by the Fund's custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as my be required by applicable United States law, of all documents and records relating to the operation of the Fund required to be prepared or maintained by the Fund or its agents pursuant to applicable law.

          (b) The reconciliation of account information and balances among the Fund's custodian, transfer agent, dividend disbursing agent and fund accountant.

          (c)  The transmission of purchase and redemption orders for shares.

          (d) The performance of fund accounting, including the calculation of the Net Asset Value of the shares.

     3. Assist each Fund's investment adviser in monitoring fund holdings for compliance with prospectus investment restriction and assist in preparation of periodic compliance reports, as applicable.

     4.   Prepare  and  coordinate  the  printing  of  semi-annual   and  annual
          financial statements.

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     5.   Print  standard  annual  reports,  semi-  annual and annual  financial statements for shareholders. All other printing of annual reports for marketing and distribution will be billed at cost as an out-of-pocket expense.

     6. Prepare selected management reports for performance and compliance analyses agreed upon by the Fund and Administrator from time to time.

     7. Advise the Fund and the Board on matters concerning the Fund and its affairs.

     8. With the assistance of the counsel to the Fund, the investment advisers, officers of the Fund and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and CSS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare minutes of the meetings of the Board for review by Fund legal counsel.

     9. Provide assistance to the Fund's independent public accountants in order to determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income and excise tax requirements.

     10. Assist the Fund's independent public accountants with the preparation of the Fund's federal, state and local tax returns to be review by the Fund's independent public accounts.

     11. Prepare and maintain the Fund's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate it's daily Net Asset Value.

     12. In consultation with counsel for the Fund, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

          (a)  Amendments to the Fund's Registration Statement on Form N-1A.

          (b) Periodic reports to the Funds' shareholders and the commission, including but not limited to annual reports and semi-annual reports.

          (c)  Notices pursuant to Rule 24f-2.

          (d)  Proxy materials.

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          (e)  Reports to the SEC on Form N-SAR.


     13.  Coordinate the Fund's annual or SEC audit by:

          (a) Assisting the Fund's independent auditors, or, upon approval of the Fund, any regulatory body in any requested review of the Fund's accounts and records.

          (b) Providing appropriate financial schedules (as requested by the Fund's independent public accounts or SEC examiners); and,

          (c)  Providing office facilities as may be required.

     14. After consultation with counsel for the Fund and the investment adviser, assist the investment adviser to determine the jurisdictions in which shares of the Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the shares with the various state and other securities commissions, provided that all fees for the registration of shares or for qualifying or continuing the qualification of the Fund shall be paid by the Fund.

     15. Monitor sales of shares, ensure that the shares are properly and duly registered with the SEC.

     16. Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes.

     17. Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis.

     18. Authorize the payment of Fund expenses and pay, from Fund assets, all bills of the Fund.

     19. Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

     20. Assist the Fund in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from

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          time to time in the procedures adopted by the Board; provided that CSS need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements.

     21. CSS shall provide such other services and assistance relating to the affairs of the Fund as the Fund may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

     22. Except with respect to CSS's duties as set forth in this Section, and except as otherwise specifically provided herein, the Fund assumes all responsibility for ensuring that the Fund complies with all applicable requirement of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

     23. In order for CSS to perform the services required by this Section, the Fund (i) shall cause all service providers to the Fund to furnish any and all information to CSS and assist CSS as may be required and (ii) shall ensure that CSS has access to all records and documents maintained by the Fund or any service provider to the Fund.

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